Exhibit 10.2

                             NBC CAPITAL CORPORATION
                         EXECUTIVE EMPLOYMENT AGREEMENT

       THIS AGREEMENT (the "Agreement") is entered into by and between Mark A. Abernathy ("Executive"), and NBC Capital Corporation, a corporation organized and existing under the laws of the State of Mississippi (the "Company"), and is intended to amend and restate, in its entirety, that certain Employment Agreement between National Bank of Commerce and Executive, initially effective as of January 2, 2001.

                            1.  EMPLOYMENT AND TERM

       1.1 Position. The Company shall employ and retain Executive as its Chief Operating Officer or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive's duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Chief Executive Officer of the Company and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report to the Chief Executive Officer.

       1.2 Concurrent Employment. During the term of this Agreement, Executive and the Company acknowledge that Executive may be concurrently employed by the Company and one or more subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code")) 50% or more of the total combined voting power of all classes of stock or other equity interests (an "Affiliate"), and that all of the terms and conditions of this Agreement shall apply to such concurrent employment. Reference to the Company hereunder shall be deemed to include any such concurrent employers.

       1.3 Full Time and Attention. During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the Chief Executive Officer, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

            Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage,
            (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided that Executive's participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

       1.4 Term. Executive's employment under this Agreement shall commence as of June 1, 2003 (the "Effective Date"), and shall terminate on May 31, 2006 (such date or the last day of employment specified in any renewal or amendment hereof referred to herein as the "Termination Date") (the period commencing as of the Effective Date and ending as of the Termination Date referred to herein as the "Employment Term").

       Commencing on the second anniversary of the Effective Date and each anniversary thereafter, Executive's Employment Term shall automatically be extended for an additional one-year period; provided, however, that either party may provide written notice to the other that the Employment Term will not be further extended, such notice to be provided not later than 30 days prior to the end of the then-current Employment Term.

                         2.  COMPENSATION AND BENEFITS

       2.1 Base Compensation. The Company shall pay Executive an annual salary equal to his annual base salary in effect as of the Effective Date, such amount shall be prorated and paid in equal installments in accordance with the Company's regular payroll practices and policies and shall be subject to applicable withholding for employment and income taxes (Executive's "Base Compensation"). Executive's Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Board of Directors of the Company (the "Board"), in its sole discretion; provided, however, that Executive's Base Compensation may not be reduced during or as the result of a Change in Control unless agreed to by Executive and the Company or due to lack of performance by Executive.

       2.2  Annual Incentive Bonus.   In addition to the foregoing, Executive
shall be eligible for participation in the Annual Incentive Compensation Plan or similar bonus arrangement maintained by the Company or an Affiliate or such other bonus or incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (an "Incentive Bonus").

       2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the 2001 Long-Term Incentive Compensation Plan maintained by the Company and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (a "Long-Term Incentive").

       2.4 Supplemental Retirement Benefit. In addition to the foregoing, Executive shall be eligible to participate in the Revenue Neutral
Supplemental Retirement Plan maintained by the Company or such other supplemental retirement benefit plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (the "Supplemental Plan").

       2.5 Other Benefits. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or its Affiliates for the benefit of senior executives or employees, including, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans. Any such benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs.

       2.6 Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company's standard policies and annual budget. The Company's obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures.


                                3.  TERMINATION

       3.1 Termination Payments to Executive. As set forth more fully in this Section 3 and except as provided in Section 3.3 hereof, Executive shall be entitled to one or more of the payments described below:

       a. Executive's Base Compensation accrued but not yet paid as of the date of his termination.

       b. Executive's Incentive Bonus payable (or that would be payable if Executive continued employment) with respect to the year of his termination, prorated to reflect Executive's actual period of service during such year.

       c. Executive's Base Compensation payable until the Termination Date (determined without regard to the automatic renewal provisions of Section 1.4 hereof), but not less than 100% of such annual Base Compensation.

Except as expressly provided in this Section 3, Executive shall also be entitled to such compensation and benefits as may be provided under the terms of a separate plan or agreement maintained by the Company (or its Affiliates), to the extent not duplicative of the benefits provided herein.

       3.2 Termination for Death or Disability. If Executive dies or becomes disabled during the Employment Term, this Agreement and Executive's employment hereunder shall immediately terminate and the Company's obligations hereunder shall automatically cease. In such event, the Company shall pay to Executive (or his estate) the amounts described in Sections 3.1a and 3.1b hereof. Payment shall be made in the form of one or more single-sums as soon as practicable after Executive's death or disability or as and when such amounts are ascertainable.

       For purposes of this Section 3.2, Executive shall be deemed "disabled" if he is actually receiving benefits under the Company's (or an Affiliate's) separate long-term disability plan and his illness or injury is expected to be
of a permanent or indefinite duration.   The Board shall determine whether
Executive is disabled hereunder.

       3.3 Company's Termination for Cause. This Agreement and Executive's employment hereunder may be terminated by the Company on account of Cause. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum not later than ten days after such termination. Notwithstanding any provision of this Agreement or any other plan, policy or agreement evidencing any other compensation arrangement or benefit payable to Executive, no additional amount shall be paid to Executive, except as may be required by law.

       For purposes of this Agreement, "Cause" means that Executive has:

       a. Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct that is materially injurious to the Company's (or an Affiliate's) financial condition or business reputation;

       b. Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) that is materially injurious to the Company's (or an Affiliate's) financial condition or business reputation;

       c. Performed his duties in an unsatisfactory manner as determined by the Board of Directors; or

       d.   A material breach of this Agreement by Executive.

No act or failure to act on the part of Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (or an Affiliate).

          The Board, acting in good faith, may terminate Executive's employment hereunder on account of Cause (or may determine that any termination by the Company is on account of Cause). The Board shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation (or upon Executive's failure to appear), the Board, by an affirmative vote of not less than 66% of the nonemployee members of the Board, shall confirm that the actions or inactions of Executive constitute Cause hereunder.

       3.4 Termination by the Company, without Cause. The Company may terminate this Agreement and Executive's employment hereunder, without Cause, upon 30 days prior written notice to Executive (or such shorter period as may be agreed upon by Executive and the Chief Executive Officer). In such event, the Company shall provide to Executive (a) the amount described in Section 3.1a hereof, payable not later than ten days after such termination, and (b) the amounts determined under Sections 3.1b and 3.1c hereof, payable in not more than two equal installments, one-half not later than 30 days after termination and the other one-half not later than six months after such termination.

       3.5 Termination by Executive. If Executive voluntarily terminates his employment with the Company for any reason (other than under Section 4.2 hereof), the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum not later than ten days after such termination. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing a separate compensatory arrangement or benefit or as may be required by law.

       3.6 Return of Property. Upon termination of this Agreement for any reason, Executive shall promptly return to the Company all of the property of the Company (and its Affiliates), including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 5.2 hereof) that is in the possession or under the control of Executive.

                            4.  CHANGE IN CONTROL

       4.1 Definitions. The term "Change in Control" shall have the meaning ascribed to it in the NBC Capital Corporation 2001 Long-Term Incentive Compensation Plan, as the same may be amended from time to time.

       The term "Good Reason," when used herein, shall mean that in connection with a Change in Control:

       a. Executive's Base Compensation in effect immediately before such Change in Control is reduced or there is a significant reduction or termination of Executive's rights to any employee benefit in effect immediately prior to the Change in Control;

       b. Executive's authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company (or an Affiliate), he is unable to exercise the authority, power, duties and responsibilities contemplated in Section 1.1 hereof;

       c. Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control; or

       d. Executive is required to transfer to an office or business location located more than 60 miles from the location he was assigned to prior to the Change in Control.

No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, which notice may be delivered orally or in writing to the Chief Executive Officer, (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

       4.2 Termination of Employment In Connection With a Change in Control. If Executive's employment is terminated by the Company, without Cause (as defined in Section 3.3 hereof), or Executive terminates his employment hereunder for Good Reason, either at any time within the 60-day period preceding or 36-month period following the occurrence of a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder:

       a. The Company shall pay to Executive the amount described in Section 3.1a in the form of a single-sum not later than ten days after such termination.

       b. The Company shall pay to Executive the amount described in Section 3.1b in the form of a single-sum not later than 30 days after such termination.

       c. The Company shall pay an amount equal to two times Executive's Base Compensation in effect immediately prior to the Change in Control, payable in the form of a single-sum not later than 30 days after such termination.

       d. The Company shall provide, at the Company's sole expense, coverage for the Executive and his dependants under the Company's (or an Affiliate's) group medical plan at the same type and level of health benefits received by Executive and his dependents immediately prior to such termination for a period of three years or until Executive and/or his dependents obtain coverage under a reasonably satisfactory group health plan with no applicable preexisting condition limitation, whichever comes first; such coverage to be in addition to any coverage available to Executive and his dependants under Code Section 4980B.

       e. Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Executive under the 2001 Long-Term Incentive Compensation Plan and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time. Executive shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.

       4.3 Tax Payment. If any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company or an Affiliate in connection with a Change in Control is subject to the excise tax imposed under Code Section 4999 or any similar excise or penalty tax payable under any United States federal, state, local or other law, the Company shall pay an amount to Executive such that, after the payment by Executive of all taxes on such amount, there remains a balance sufficient to pay such excise or penalty tax. Executive shall submit to the Company the amount to be paid under this Section 4.3, together with supporting documentation. If Executive and the Company disagree as to such amount, an independent public accounting firm agreed upon by Executive and the Company shall make such determination.

                       5.  LIMITATIONS ON ACTIVITIES

       5.1 Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments and benefits described herein constitute sufficient consideration for the restrictions and limitations set forth in this Section 5.

       5.2 Confidential Information. Executive recognizes and acknowledges that during the term of his employment, he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, including policies and procedures, (b) deposit, investment, customer and loan data,
(c) information related to product design and development, (d) computer software, customer lists, information obtained on competitors, and sales tactics, and (e) various other non-public trade or business information, including business opportunities, marketing or business diversification plans, methods and processes, and financial data and the like (collectively, the "Confidential Information"). Executive agrees that he will not at any time, either while employed by the Company or afterwards, make any independent use of, or disclose to any other person or organization (except as authorized by the Company or pursuant to court order) any of the Confidential Information.

       5.3 Nonsolicitation. Executive agrees that he shall not, for a 24-month period commencing as of the date of Executive's voluntary termination (as described in Section 3.5 hereof) or Executive's involuntary termination by the Company on account of Cause (as described in Section 3.3 hereof), directly or indirectly, whether for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

       a. Solicit any customer or divert or attempt to divert any customer, depositor or supplier of the Company or an Affiliate; or

       b. Induce any employee or agent of the Company or an Affiliate to terminate employment with the Company (or Affiliate) or to commence work with any competitor of the Company or an Affiliate.

       5.4 Noncompetition. Executive agrees that he shall not, for a 24-month period commencing as of the date of Executive's voluntary termination (as described in Section 3.5 hereof) or Executive's involuntary termination by the Company on account of Cause (as described in Section 3.3 hereof), whether as an officer, director, shareholder, owner, partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, engage in the Company's Business in any counties of any states in which the Company presently maintains, or has maintained during the preceding 12-month period, a banking center.

       For purposes of this Section 5.4, the term "Company's Business" means the banking business.

       5.5 Severability; Reformation. Executive agrees that the restrictions in this Section 5 are reasonable both as to time and to geographic scope and that each restriction is intended to be severable and separate, and that the unenforceability of any specific restriction shall not affect the provisions of any other restriction or limitation.

     If any court of competent jurisdiction determines that any restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and that this Agreement shall be reformed.

       5.6 Remedies. Because of the difficulty of measuring economic losses to the Company or its Affiliates as a result of a breach of any of the foregoing covenants and restrictions and because of the immediate and irreparable damage that could be caused to the Company and its Affiliates for which they would have no other adequate remedy, Executive agrees that in addition to any remedy that may otherwise available, the foregoing covenants and restrictions may be enforced by the Company or an Affiliate, in the event of breach by him, by injunctions and restraining orders without the necessity of posting any bond or other security therefor.

                               6.  MISCELLANEOUS

       6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

       6.2 Enforcement of this Agreement. After a Change in Control has occurred, Executive shall not be required to incur legal fees and expenses associated with the interpretation, enforcement or defense of his rights under this Agreement by litigation or otherwise. Accordingly, if, following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take action to declare this Agreement void or unenforceable or institutes any litigation or proceeding designed to deny or to recover from Executive the benefits provided under this Agreement, Executive shall be entitled to retain counsel of Executive's choice, at the expense of the Company, to advise and represent Executive in connection with such dispute. This provision is intended to include any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

       In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

       6.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or Executive's employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be resolved exclusively by binding arbitration in Starkville, Mississippi (or such other location as may be agreed to by the parties), in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction.

       6.4 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

       6.5 Assistance with Litigation. For a period of one year after the end of the last period for which Executive will have received any compensation under this Agreement, Executive will furnish such information and assistance as may be reasonably necessary in connection with any litigation or other proceedings in which the Company (or an Affiliate) is then or may become involved.

       6.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       6.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior agreements or understandings, whether written or oral, relating to such subject matter.

       6.8 Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

       6.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state.

       6.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand, (b) sent by telecopier to a telecopier number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

              If to Executive:            Mark A. Abernathy
                                          2007 Woodlake Drive
                                          Starkville, MS  39759

              If to the Company:          NBC Capital Corporation
                                          301 East Main Street
                                          Starkville, MS  39759
                                          Attention: Chief Executive Officer
                                          Telecopier: 662-324-4748

or to such other addresses as a party may designate by notice to the other party.

       6.11 Assignment. This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. If payments become payable to Executive's surviving spouse or other assigns and such person thereafter dies, such payment will revert to Executive's estate.

       6.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

       6.13 Withholding. The Company (or an Affiliate) may withhold from any payment hereunder any federal, state or local taxes required to be withheld.

       6.14  Survival.   Notwithstanding anything herein to the contrary, to
the extent applicable, the obligations of the Company (and its Affiliates) and the obligations of Executive under Sections 3, 4, 5 and 6 shall remain operative and in full force and effect regardless of the expiration of this Agreement.

       6.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

       THIS AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

NBC CAPITAL CORPORATION                     MARK A. ABERNATHY

By: _____________________________           _____________________________

Its: ____________________________           Date:  ______________________

Date:  __________________________